Exhibit 10.23
EXECUTION COPY
Exhibit B to Outsourcing Agreement
LEASE AGREEMENT
          This LEASE AGREEMENT (this “Lease”) made as of this 31st day of July 2001 (hereinafter referred to as the “Lease”) between HITACHI, LTD., a corporation existing under the laws of Japan (hereinafter referred to as “Landlord”) and OPNEXT JAPAN INC., a corporation existing under the laws of Japan (hereinafter referred to as “Tenant”). This Lease is deemed to be effective as of the 1st day of February, 2001 (“Effective Date”). Unless defined elsewhere herein, capitalized terms used in this Lease shall the meanings assigned to such terms in the Outsourcing Agreement or the Stock Contribution Agreement.
WITNESSETH:
          WHEREAS, Landlord hereby leases to Tenant, and Tenant hereby accepts, the premises located in three separate locations: (i) the mezzanine and first floor of the D Factory (“D Factory”) of approximately 5,228 m2; (ii) the first and third floors of the K Factory (“K Factory”) of approximately 2,235 m2; and (iii) the fifth floor of the Telecommunication Design Center (“TDC”) of approximately 1,764 m2, (collectively referred to as “Premises” or “Building”) for a total of 9,227 m2. Such Premises is located at 216 Totsuka-cho, Totsuka-ku, Yokohama-shi, Kanagawa 244-8567-Japan (hereinafter referred to, together with all present and future easements, additions, improvements and other rights appurtenant thereto, as the “Land”), subject to the covenants, terms, provisions and conditions of this Lease.
          WHEREAS, Landlord and Tenant are parties to that certain outsourcing agreement (such outsourcing agreement, as same may be amended from time to time, being herein called “Outsourcing Agreement”), dated as of May 31st, 2001 to which this Lease is attached as an exhibit to such Outsourcing Agreement and made a part thereof.
          NOW, THEREFORE, in consideration thereof, Landlord and Tenant covenant and agree as follows:
1. TERM; EXTENSION OPTION.
     (A) The term of this Lease shall be for one (1) year (hereinafter referred to as the “Term”) and is intended to commence on the 1st day of February, 2001 (hereinafter referred to as the “Commencement Date”) and end on the 31st day of January, 2002 (hereinafter referred to as the “Expiration Date”), unless sooner terminated as provided herein. Tenant shall have unlimited automatic extensions to extend the term of the Lease for a period of one (1) year each (the “Extension Term”), upon giving Landlord three (3) months advance written notice prior to the expiration of the then Expiration Date, of its election to exercise each option provided that Tenant remains a majority owned Subsidiary of Landlord at the time of exercise of each option to extend the Term. All terms of this Lease shall apply during any Extension Term and references to the Expiration Date will incorporate the extensions, except that the Base Rent shall be determined in a manner consistent with the determination of Rent in the first year of the Term and otherwise negotiated in good faith between the parties prior to the commencement of each Extension Term.
     (B) So long as (i) Landlord and its Affiliates directly or indirectly hold the voting securities of OpNext Inc., a Delaware corporation (“OpNext Inc.”), representing a majority of the voting interest in OpNext Inc. or have the right to designate a majority of OpNext’s directors pursuant to the Stockholders

Agreement and (ii) OpNext Inc. and its Affiliates. directly or indirectly control a majority of voting interest in Tenant, Landlord will not terminate this Lease as a result of any default by Tenant, material or otherwise.
2. RENT. Tenant shall pay base rent (referred to herein as “Base Rent” or “Rent”) to Landlord at the place as Landlord may from time to time designate, in coin or currency which, shall be Sixty (60) Million Japanese Yen per year, payable in equal monthly installments of Five (5) Million Japanese Yen. Such Base Rent shall be reviewed annually and will be determined by using the Rent formula (“Formula”) set forth in the attached Exhibit B as made a part hereof. Such new Base Rent amount after annual review of the Variables, will commence on April 1 of each Lease Year and end on March 31 of the following Lease Year. Landlord shall inform Tenant of the annual adjusted Rent amount pursuant to the form of Landlord Notice of Annual Rent Adjustment, which is attached hereto as Exhibit D. All rent payments shall be made in advance on or before the 15th day of each and every month during the Term, without any set-off or deduction whatsoever, except that Tenant shall pay the first full monthly installment at the time of execution of this Lease. If the Term commences other than on the first day of a month or ends other than on the last day of the month, the Rent for such month shall be prorated. Notwithstanding the foregoing, with respect to Rent due from the Effective Date until the execution date of this Lease, Landlord shall send applicable monthly invoices reflecting all such Rent due by Tenant and Tenant shall promptly pay such Rent pursuant to the terms of this Lease. All of any sums and payments due and owning under this Lease shall be deemed “Rent.” For purposes of this Lease, a lease year shall be the twelve (12) month period commencing with the first day of the month following the Commencement Date (or, if the Commencement Date falls on the first day of a month, commencing on the Commencement Date) and ending on the last day of the twelfth (12th) full calendar month thereafter, and each succeeding twelve (12) calendar month period (a “Lease Year”), and this Lease shall then terminate, unless extended, on the last day of the twentieth Lease Year (the “Expiration Date”).
     Tenant’s Right to Inspect and Audit. During the Term of this Lease, upon at least ten (10) days written notice to Landlord and not more than once every twelve (12) months, Tenant or its authorized representatives, will have the right at Tenant’s sole expense, to inspect and audit the books and records of Landlord by an accounting firm approved in advance by Landlord for the sole purpose of verifying the amounts pertaining to the Variables as set froth in the Rent Formula. If such audit shows that the Variables are is overstated by more than 10% or more with respect to any period being audited, Landlord will reimburse Tenant promptly for amounts overpaid, plus the reasonable costs incurred by Tenant for such inspection and audit, plus interest for the amounts overpaid at the Interest Rate.
3. USE OF PREMISES. Tenant shall use and occupy the Premises for the purpose of manufacturing fiber optics, design administration of fiber optic components and general office activity. As used herein, the term “fiber optic components” shall include but not limited to, the following: transmitters, receivers, transceivers, laser diode modules, photo diode modules, parallel optical interconnectors, lasers, photodiodes, modulators, amplifier modules, optical switches and optical wave guides.
     Tenant shall not make nor permit to be made any use of the Premises which would violate any of the terms of this Lease or which, directly or indirectly, is forbidden by statute, ordinance or government regulations, which may be dangerous to life, limb or property, which may invalidate or increase the premium of any policy of insurance carried on the Building or on the Premises, which will suffer or permit the Premises to be used in any manner or anything to be brought into or kept there which, in the sole judgment of Landlord, shall in any way impair or tend to impair the high quality character, reputation or appearance of the Building, or which may or tend to impair or interfere with any services performed by Landlord for Tenant or for others.

4. COMMON USE AREA AND FACILITIES. All parking areas, access roads and facilities furnished, made available or maintained by Landlord in or near the Building, including conference facilities, cafeteria, play ground, dormitory, employee parking areas, loading docks and area, delivery areas, package pickup stations, elevators, pedestrian sidewalks, malls, courts, and ramps, landscaped areas, retaining walls, stairways, first-aid and comfort stations, lighting facilities, and other areas and improvements provided by Landlord for the use of a tenant or tenants and/or their customers (all herein called “Common Areas”) shall at all times be subject to the exclusive control and management of Landlord.
     a. Use of Common Areas. Tenant and its contractors, business invitees, employees and customers shall have the non-exclusive right, in common with Landlord and all others to whom Landlord has granted or hereafter grants rights, to use the Common Areas. Landlord may after prior written notice to Tenant (except in case of emergencies), at any time close temporarily any Common Areas to make repairs or changes, prevent the acquisition of public rights therein, discourage non-customer parking or for other reasonable purposes. Tenant shall not interfere with Landlord’s or other Tenant’s rights to use any part of the Common Areas.
     b. Access to World-Wide Sales Offices. During the Term or Extension Term only, provided that Tenant remains a majority owned Subsidiary of Landlord, Landlord shall use commercially reasonable efforts to assist Tenant to gain access to Landlord’s (including its subsidiaries) sales offices at Tenant’s sole cost and expense subject to such rules and regulations as Landlord or any of its subsidiaries may from time to time impose.
     c. Access to the Building Roof. With prior notice to Landlord, Tenant shall have access to the roof attached to the Building. With Landlord’s prior written consent only, which consent shall not be unreasonably withheld, Tenant may (i) install telecommunications equipment on the roof of the TDC only; and (ii) be permitted access between the antenna mounts and the footprints throughout certain portions of the Building for purposes of connecting same so long as such access does not unreasonably interfere with other tenants of the Building.
5. CONDITION OF PREMISES. The Tenant’s taking possession of the Premises shall be conclusive evidence that the Premises were in good order and satisfactory condition when the Tenant took possession, excluding items of damage caused by Tenant or its agents, independent contractors or suppliers. No promise of the Landlord to alter, remodel or improve the Premises or the Building and no representation by Landlord or its agents respecting the condition of the Premises or the Building have been made to Tenant or relied upon by Tenant other than as may be contained in this Lease. Tenant accepts the Premises AS-IS, WHERE-IS AND WITH ALL FAULTS, and acknowledges that no representations, warranties, guarantees, promises, statements or estimates of any nature whatsoever upon which Tenant is relying whether written or oral, express or implied, in fact or in law, have been made by Landlord, any real estate broker, agent, employee or attorney-in-fact or at law or purporting to represent Landlord. Notwithstanding anything to the contrary contained in this Lease, if within thirty (30) days following Landlord’s delivery of possession of the Premises to Tenant, it is determined that any of the mechanical or utility systems serving any portion of the Premises was not in good operating condition for the use contemplated by Tenant as of the delivery of possession of the Premises by Landlord to Tenant (but without regard to any subsequent particular use of the Premises by Tenant or any subsequent alterations or improvements made to the Premises by or on behalf of Tenant), then Landlord shall, at Landlord’s sole cost, promptly perform such corrective work so as to cause such systems to be in good working order (but Landlord shall not be liable for any increased costs of such corrective work resulting from the particular use of the Premises by Tenant).

6. CONFIDENTIAL INFORMATION. Landlord and Tenant agree that all provisions in the Outsourcing Agreement, relating to confidential information, shall also apply with respect to this Lease.
7. REPAIRS. Tenant will, at Tenant’s own expense, keep the Premises in good order, repair and condition at all times during the Term, and Tenant shall promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances, under the supervision and subject to the approval of the Landlord, and within any reasonable period of time specified by the Landlord. If the Tenant does not do so after five (5) days written notice to Tenant, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements, forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental authority or court order or decree.
     Except as otherwise set forth in this Lease, Landlord shall not under any circumstances be required to build any improvements on the Premises, or to make any repairs, replacements, alterations, or renewals of any nature or description to the interior of the Premises or to any of the existing improvements therein, whether interior or exterior, ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever in connection with this Lease or to inspect or maintain the Premises in any way, except as expressly set forth as follows: (a) the replacement of any roof on a building at the Premises as required, (b) repair and/or replacement of any load-bearing walls and exterior walls on buildings at the Premises as required, (c) any repair/replacement of Building mechanical systems as required, and (d) any repair/replacement of the Building foundation and all other structural repairs. Landlord shall not be required to make any such repair or replacement where such repair or replacement is necessitated by any action, willful misconduct, omission, non-action, or negligence of Tenant or Tenant’s agents, employees, customers, invitees, or contractors or caused by unlawful breaking and entering. Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord. For purposes of this Section 7, and except in the case of an emergency, a reasonable time shall in no event be less than ten (10) days after receipt by Landlord of written notice specifying wherein such obligation of Landlord has not been performed; provided, however, that if the nature of Landlord’s obligation is such that more than ten (10) days after such notice are reasonably required for its performance, then Landlord shall not be in breach of this Lease if performance is commenced within such ten (10) day period and thereafter diligently pursued to completion. Notwithstanding anything herein to the contrary, in addition to and not in limitation of Tenant’s remedies, if Landlord shall be deemed in breach of this Section 7, then Tenant shall be entitled to Rent abatement until such breach is cured and Tenant shall have no claim against Landlord for any damages suffered by reason of such breach.
8. ADDITIONS AND ALTERATIONS. Except for non-structural interior alterations, Tenant shall not alter or cause changes in construction of the tenant improvements without Landlord’s prior written consent. Tenant shall not, without the prior written consent of Landlord (such consent shall not be unreasonably withheld, delayed or conditioned), make any alterations, improvements, redecorations or additions to the Premises. Landlord’s refusal to give said consent shall be conclusive. All alterations, improvements, redecorations and additions to the Premises including any tenant improvements, whether temporary or permanent in character, made or paid for by Landlord or Tenant, shall without compensation to Tenant become Landlord’s property at the termination of this Lease by lapse of time or otherwise and shall, unless Landlord requests their removal (in which case Tenant shall remove the same as provided in this Lease), be relinquished to Landlord in good condition, ordinary wear excepted. Notwithstanding the foregoing, Tenant may after prior written consent from Landlord, remove Tenant’s machinery and equipment (“Trade Fixtures”) that can be removed without doing any material damage to the Premises subject to Tenant’s obligation to repair and restore the Premises pursuant to this Lease. If there is any damage to the Premises caused by Tenant removing Trade Fixtures, Landlord shall notify Tenant and Tenant shall promptly reimburse and indemnify Landlord for all costs in connection with such damage.
9. INSURANCE.
     a. Waiver of Subrogation. Landlord and Tenant each hereby waive any and every claim for recovery from the other for any and all loss of or damage to the Building or Premises or to the contents thereof, which loss or damage is covered by valid and collectible physical damage insurance policies, to the extent that such loss or damage is recoverable under said insurance policies. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company which has issued, or in the future may issue, to its policies of physical damage insurance, written notice of the terms of this mutual waiver, and to have said insurance policies properly endorsed, if necessary, to prevent the invalidation of said insurance coverage by reason of said waiver.
     b. Coverage. During the Term or any applicable Extension Term, Landlord shall purchase and maintain one (1) master insurance program that provides comprehensive broad coverage insurance, at Landlord’s expense, but subject to reimbursement by Tenant for Tenant’s proportionate share of such insurance costs, for the benefit of Tenant and Landlord (as their interest may appear). Such insurance will be with a financially reputable insurer licensed to do business in Japan with liability insurance sufficient to protect Tenant and Landlord from damages to Landlord’s and Tenant’s (a) fixed assets; (b) damages to inventory stock and (c) loss of profit resulting from the following situations:
1. Fire
2. Lightning
3. Explosion/Burst
4. Wind, Hail, Snow
5. Flood
6. Electrical Accidents Related to Utilities
7. Mechanical Accidents Related to Utilities
8. Collision of Vehicles or Airplane
9. Object (other than No.8) Flying in from Outside Premises
10. Water Leakage Caused by Accident to Water Service Facilities
11. Noise, Labor Dispute
12. Sabotage
13. Glass Damage (does not cover inventory stock)
14. Breakage
15. Theft
16. Any Other Contingent, Sudden Accident
17. Earthquake, Volcanic Eruption, Tidal Wave
18. Suspension of Utilities Outside Premises (only loss of profit is covered)
Landlord will meet its insurance obligations herein by means of a blanket insurance policy or through any combination of primary or umbrella/excess coverage.
     c. Avoid Action Increasing Rates. Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authorities, and shall not, directly or indirectly, make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage or may increase the cost of insurance or require additional insurance coverage.
10. FIRE OR CASUALTY.
     a. If the Premises or the Building (including machinery or equipment used in its operation) shall be damaged by fire or other casualty, Landlord shall have the right to terminate this Lease as of the date of such damage (with appropriate prorations of Rent being made for Tenant’s possession subsequent to the date of such damage of those tenantable portions of the Premises) upon giving written notice to the Tenant at any time within sixty (60) days after the date of such damage. If the Lease is not terminated, rent shall abate on those portions of the Premises as are, from time to time, untenantable as a result of such damage.
     b. Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to alterations, additions, improvements or decorations provided by Landlord.
     c. Notwithstanding anything to the contrary herein set forth, Landlord shall have no duty to repair or restore any portion of the alterations, additions or improvements in the Premises or the decorations thereto and Tenant acknowledges that Landlord shall be entitled to the full proceeds of any insurance coverage, whether carried by Landlord or Tenant, for damage to alterations, additions, improvements or decorations paid or provided by Landlord.
11. WAIVER OF CLAIMS-INDEMNIFICATION. To the extent not prohibited by law and except to the extent caused by the negligence or willful misconduct of Landlord or arising directly from a default of Landlord of its performance of its obligations hereunder, Landlord and Landlord’s partners, and their respective officers, agents, servants and employees shall not be liable for any damage either to person or property or resulting from the loss of use thereof sustained by Tenant or by other persons of to the Building or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident or event in or about the Building, including the Premises, or due to any act or neglect of any tenant or occupant of the Building or of any other person. Tenant further agrees that all personal property upon the Premises, or upon loading docks, receiving and holding areas, or freight elevators of the Building, shall be at the risk of Tenant only, and that Landlord shall not be liable for any loss or damage thereto or theft thereof. Without limitation of any other provisions thereof, Tenant agrees to defend, protect, indemnify and save harmless Landlord from and against all liability to third parties arising out of Tenant’s use and occupancy of the Premises or any common area pursuant to Section 4 hereof, or acts of Tenant and its servants, agents, employees, contractors, suppliers, workers and invitees. Landlord shall indemnify and defend Tenant from and against any and all damages, costs or liabilities arising out of any default by Landlord of its performance of its obligations hereunder, except to the extent caused by the negligence or willful misconduct of Tenant or if at the time Tenant does not satisfy the ownership requirements described in Section 1(b) above, arising from a default of Tenant of either its monetary or non-monetary obligations or performance hereunder. The provisions of this paragraph shall survive the expiration or termination of the Lease.
12. NONWAIVER. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation be continued or repeated subsequently, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
13. ASSIGNMENT AND SUBLETTING. Tenant shall not, without the prior written consent of Landlord (which consent may be withheld arbitrarily) (i) assign, convey or mortgage this Lease or any interest hereunder (ii) permit to occur or permit to exist, any assignment of this Lease, any lien upon the Lease, the Premises or Tenant’s interest therein, or any change in the control of Tenant (of any level), by sale of stock, transfer of partnership interest, merger, operation of law or any other manner, in a single transaction or series of transactions; (iii) sublet the Premises or any part thereof; or (iv) permit the use of the Premises by any parties other than Tenant and its employees, provided however, that Landlord’s consent shall not be unreasonably withheld in the case of any assignment by Tenant to OpNext Inc. or any majority owned Subsidiary of OpNext Inc. that is operating the Business in Japan for so long as (a) Landlord and its Affiliates directly or indirectly hold voting securities of OpNext Inc. representing a majority voting interest in OpNext Inc. or have the right to designate a majority of OpNext Inc. directors pursuant to the Stockholder’s Agreement, (b) Tenant remains liable for the performance of any such assignee’s obligations hereunder and any liability incurred for the performance of any such assignee’s obligations hereunder and any liability incurred in connection therewith, (c) such assignment does not results in any additional costs for which Landlord shall be liable and (d) such assignee is located in Japan that is engaged in the same Business of Tenant for the use as contemplated in Section 3 above. Any such action on the part of Tenant shall be void and of no effect. Landlord’s consent to any assignment, subletting or transfer or Landlord’s election to accept any assignee, subtenant or transferee as the tenant hereunder and to collect rent from such assignee, subtenant or transferee shall not release Tenant or any subsequent tenant from any covenant or obligation under his Lease. Landlord’s consent to any assignment, subletting or transfer shall not constitute a waiver of Landlord’s right to withhold its consent to any future assignment, subletting, or transfer.
     Except for the agreement of Landlord setforth in Section 4 (b) herein, Landlord shall have the absolute right to assign or otherwise transfer its interest in this Lease to any parent or operating Subsidiary of Landlord or Landlord’s parent, or Subsidiary of the parent of Landlord or Landlord’s parent, or to a corporation with which Landlord or Landlord’s parent may merge or consolidate, or to any entity or person acquiring a majority of all of Landlord’s assets. The parties agree that this Lease does not restrict or refer in any manner to a change in control or change in shareholders, directors, management or organization of Landlord’s parent or Landlord, or any Subsidiary, Affiliate or associate of the parent of Landlord’s parent or Landlord, or to the issuance, sale, purchase or disposition of the shares of Landlord’s parent or Landlord, or any Subsidiary, Affiliate or associate of Landlord’s parent or Landlord.
14. EXPANSION OPTION. Provided that this Lease is then in full force and effect and Tenant remains a majority owned Subsidiary of Landlord, Landlord hereby grants to Tenant an option to lease an additional portion of the Building (“Expansion Space”) set forth on Exhibit C attached hereto for an additional rent amount consistent with the terms and conditions of the Rent provisions hereunder, based on the additional amount of square meters rented to Tenant, such additional rent amount shall be based upon the Formula used to calculate Rent for the initial Term of this Lease, provided however, it is expressly understood by the Tenant that such additional rent amount for the Expansion Space will not be Discounted (as hereinafter defined) as is currently in place for Rent for the initial Term. Landlord shall deliver such Expansion Space to Tenant promptly after the execution and delivery of an amendment to this Lease. Except as modified by such lease amendment, the Lease and all of the terms and provisions thereof, shall remain unmodified and in full force and effect as originally written.
15. SURRENDER OF POSSESSION. Upon the expiration of the Term or upon the termination of Tenant’s right of possession, whether by lapse of time or at the option of Landlord as herein provided,

Tenant shall forthwith surrender the Premises to Landlord in good order, repair and condition, ordinary wear excepted, and shall, if Landlord so requires, restore the Premises to the condition existing at the beginning of the Term, ordinary wear and tear excepted. Any interest of Tenant in the alterations, improvements (including all floor coverings) and additions to the Premises made or paid for by Landlord or Tenant shall, without compensation to Tenant, become Landlord’s property at the termination of this lease by lapse of time or otherwise and such alterations, improvements and additions shall be relinquished to Landlord in good condition, ordinary wear excepted. Upon or prior to the earlier of the Expiration Date or the date upon which Tenant’s right to possession of the Premises may be terminated, Tenant shall remove its office furniture, trade fixtures, office equipment and all other items of Tenant’s property on the Premises. Tenant shall pay to Landlord upon demand the cost of repairing any damage to the Premises and to the Building caused by any such removal. If Tenant shall fail or refuse to remove any such property from the Premises, Tenant shall be conclusively presumed to have abandoned the same, and title thereto shall thereupon pass to Landlord without any cost either by set-off, credit, allowance or otherwise, and Landlord may at its option accept the title to such property or at Tenant’s expense may (i) remove the same or any part in any manner that Landlord shall choose, repairing any damage to the Premises caused by such removal, and (ii) store, destroy or otherwise dispose of the same without incurring liability to Tenant or any other person.
16. HOLDING OVER. Tenant shall pay to Landlord an amount as Rent equal to 150% of one-twelfth of the Rent paid by Tenant during the previous Lease Year herein provided during each month or portion thereof for which Tenant shall retain possession of the Premises or any part thereof after the expiration or termination of the Term or of Tenant’s right of possession, whether by lapse of time or otherwise, and also shall pay all damages sustained by Landlord, whether direct or consequential, on account thereof. If Tenant fails to surrender the Premises upon the expiration or earlier termination of this Lease, Tenant shall indemnify, defend and hold harmless Landlord from and against all loss, damage, cost, liability or expense, including, without limitation, reasonable attorney fees and expenses resulting from or relating to such failure to surrender the Premises, including, without limitation, any claim made by any succeeding tenant. The provisions of this Paragraph shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.
17. CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord shall have the following rights, each of which Landlord may exercise without notice to Tenant except as otherwise set forth herein, and without liability to Tenant for damage or injury to property, person or business on account of the exercise thereof, and the exercise of any such rights shall not be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Premises and shall not give rise to any claim for set-off or abatement of rent or any other claim:
     a. To decorate or to make repairs, alterations, additions, or improvements, whether structural or otherwise, in and about the Building, or any part thereof, and for such purposes to enter upon the Premises, and during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend services or use of facilities, all without affecting any of Tenant’s obligations hereunder, so long as the Premises are reasonably accessible and usable.
     b. After reasonable prior written notice to Tenant, Landlord shall show the Premises to prospective tenants at reasonable times and, if vacated or abandoned, to show the Premises at any time and to prepare the Premises for re-occupancy.
     c. To erect, use and maintain pipes, ducts, wiring and conduits, and appurtenances thereto, in and through the Premises at reasonable locations.

     d. After reasonable prior written notice to Tenant, Landlord shall enter the Premises at any reasonable time to inspect the Premises.
18. OPERATING STANDARDS. The Operating Standards attached to this Lease as Exhibit A are hereby made an integral part of this Lease. Tenant, its employees, agents, guests, invitees, visitors and/or any other persons caused to be present in an around the Premises by the Tenant shall comply by the Operating Standards and any amendments or additions to said rules and regulations as Landlord may make. In addition, Tenant, its employees and agents shall abide by all applicable governmental rules, regulations, statutes and ordinances relating in any way to the Premises or the Building or Tenant’s use or occupancy of the Premises or the Building; failing which Tenant shall be in default hereunder and shall pay fines or penalties imposed for such violation(s) directly to the appropriate governmental authority or to Landlord, if Landlord has paid such amount on behalf of Tenant. Such remedy shall not be exclusive. It is hereby further explicitly agreed and understood that full compliance with the Operating Standards as set forth constitutes a material obligation of this Lease, and that the failure to so comply shall constitute a violation of this Lease entitling the Landlord to exercise any of its remedies pursuant to this Lease or otherwise.
19. REMEDIES.
     a. If default shall be made in the payment of the Rent or any installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease or under the terms of any other agreement between Landlord and Tenant and such default shall continue for fifteen (15) days after notice, or if default shall be made in the observance or performance of any of the other covenants or conditions in this Lease which Tenant is required to observe and perform and such default shall continue for ten (10) days after written notice to Tenant, or if a default involves a hazardous condition and is not cured by Tenant immediately upon written notice to Tenant, or if the interest of Tenant in this Lease shall be levied on under execution or other legal process, or if any voluntary petition in bankruptcy or for corporate reorganization or any similar relief shall be filed by Tenant, or if any involuntary petition in bankruptcy shall be filed against Tenant under any federal or state bankruptcy or insolvency act and shall not have been dismissed within thirty days from the filing thereof, or if a receiver shall be appointed for Tenant or any of the property of Tenant by any court and such receiver shall not have been dismissed within thirty days from the date of his appointment, or if Tenant shall make an assignment for the benefit of creditors, or if Tenant shall admit in writing Tenant’s inability to meet Tenant’s debts as they mature, or if Tenant shall abandon or vacate the Premises during the Term, then Landlord may treat the occurrence of any one or more of the foregoing events as a breach of this Lease, and thereupon at its option may with, or without notice or demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity or elsewhere herein:
     b. Subject to Section 1 (b) above, Landlord may terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises and be entitled to recover forthwith, in addition to any other sums or damages for which Tenant may be liable to Landlord, as damages a sum of money equal to the excess of the value of the Rent provided to be paid by Tenant for the balance of the Term over the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting, for said period. Should the fair market rental value of the Premises, after deduction of all anticipated expenses of reletting, for the balance of the Term exceed the value of the Rent provided to be paid by Tenant for the balance of the Term, Landlord shall have no obligation to pay to Tenant the excess or any part thereof or to credit such excess or any part thereof against any other sums or damages for which Tenant may be liable to Landlord.

     c. Landlord shall not be deemed in breach of this Lease unless Landlord fails within a reasonable time to perform an obligation required to be performed by Landlord. For purposes of this Section 19, a reasonable time shall in no event be less than fifteen (15) days after receipt by Landlord of written notice specifying wherein such obligation of Landlord has not been performed; provided, however, that if the nature of Landlord’s obligation is such that more than fifteen (15) days after such notice are reasonably required for its performance, then Landlord shall not be in breach of this Lease if performance is commenced within such fifteen (15) day period and thereafter diligently pursued to completion.
20. EXPENSES OF ENFORCEMENT. Tenant shall pay upon demand all of Landlord’s costs, charges and expenses including the fees and out-of-pocket expenses of counsel, agents and others retained by Landlord incurred in enforcing Tenant’s obligations hereunder or incurred by Landlord in any litigation, negotiation or transaction in which Tenant causes Landlord without Landlord’s fault or negligence to become involved or concerned.
21. MISCELLANEOUS.
     a. Rights Cumulative. All rights and remedies of Landlord under this Lease shall be cumulative and none shall exclude any other rights and remedies allowed by law.
     b. Interest. All payments becoming due under this Lease and remaining unpaid when due shall bear interest from the date such payment was due until paid at the rate of eighteen percent (18%) per annum (“Interest Rate”).
     c. Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.
     d. Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions hereof.
     e. Lease Contains. All Terms All of the representations and obligations of Landlord are contained herein and in the other Exhibits attached hereto, and no modification, waiver or amendment of this Lease or of any of its conditions or provisions shall be binding upon the Landlord unless in writing signed by Landlord or by a duly authorized agent of Landlord empowered by a written authority signed by Landlord.
     f. Delivery for Examination. Submission of the Lease for examination or any other purpose shall not bind Landlord in any manner, and no Lease or obligations of the Landlord shall arise until this instrument is signed by both Landlord and Tenant and delivery is made to each.
     g. Transfer of Landlord’s Interest. Pursuant to Section 13 above, Tenant acknowledges that Landlord has the right to transfer its interest in the Land and Building and in this Lease, and Tenant agrees that in the event of any such transfer Landlord shall be released from all liability under this Lease if such transferee assumes all liability under the Lease including without limitation, with respect to the expansion rights for the Expansion Space pursuant to Section 14 above. In such case, Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder. Notwithstanding any assignment by Landlord, prior to such assignment by Landlord, and further provided that Tenant is not in any material default of any of its obligations under this Lease, upon notice to Tenant by Landlord, Tenant shall have the non-exclusive right to commence negotiations with Landlord to purchase the Land and the Building, provided however, if the TSD is assigned or otherwise transferred to a third party, Landlord will cause such third party to assume this Lease.
     h. Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to commit or engage in any act which can, shall or may encumber the title of Landlord.
     i. Captions. The captions of Paragraphs and subparagraphs are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Paragraphs or subparagraphs.
     j. Covenants and Conditions. All of the covenants of Tenant hereunder shall be deemed and construed to be “conditions”, if Landlord so elects, as well as “covenants” as though the words specifically expressing or importing covenants and conditions were used in each separate instance.
     k. Only Landlord/Tenant. Relationship Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.
     l. Definition of Landlord. All indemnities, covenants and agreements of Tenant contained herein that inure to the benefit of Landlord shall be construed to also inure to the benefit of Landlord’s agents and employees.
     m. Time of Essence. Time is of the essence of this Lease and each of its provisions.
     n. Governing Law. This Lease which is in English, shall be governed by and construed in accordance with the laws of Japan.
     o. Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease (or the application of such term, provision or condition to persons or circumstances other than those in respect of which it is invalid or unenforceable) shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
     p. Tenant agrees that Landlord in no event shall be held liable for loss of, or damage to, any documents or other items resulting from services provided by the Landlord pursuant to this Lease.
     q. Tenant shall not place any signs, placards, or the like on the Building or in the Premises without Landlord’s reasonable prior written approval, which approval shall not be unreasonably withheld.
22. NOTICES. All notices to be given under this Lease shall be in writing and delivered personally or deposited in the mail, certified or registered mail with return receipt requested, postage prepaid, addressed as follows:

If to Landlord: HITACHI, LTD.
Hitachi, Ltd.
6, Kanda-Surugadai 4-chome
Chiyoda-ku
Tokyo, 101-8010 Japan
Attention: Mr. Hayashi, Senior Vice President, Senior Group
Executive, Information and Telecommunications System Group
with a copy, which will not constitute notice to Hitachi, to:
Kirkland & Ellis
200 East Randolph Drive
Chicago, IL 60601
Attention: Michael G. Timmers, Esq.
or to such other person or such other address designated by notice sent by Landlord or Tenant.
If to Tenant:
OpNext Japan, Inc.
216 Totsuka-cho, Totsuka-ku
Yokohama-shi
244-8567, Japan
Attention: Mr. Junsuke Kusanagi, President
OpNext, Inc.
246 Industrial Way West
Eatontown, NJ 07724
Attention: Harry L. Bosco
and
OpNext, Inc.
246 Industrial Way West
Eatontown, NJ 07724
Attention: Minoru Maeda, Chief Operating Officer
Clarity Partners, L.P.
100 North Crescent Drive
Beverly Hills, CA 90210-5403
Attention: David Lee
Irell & Manella, LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
Attention: Richard L. Bernacchi, Esq.

          Notice by mail shall be deemed to have been given when deposited in the Japanese mail system as aforesaid.
23. LIMITATION ON LANDLORD’S LIABILITY. It is expressly understood and agreed by Tenant that none of Landlord’s covenants, undertakings or agreements are made or intended as personal covenants, undertakings or agreements by Landlord’s partners, and any liability for damage or breach or nonperformance by Landlord and no personal liability is assumed by, nor at any time may be asserted against, Landlord’s partners or any of its or their of officers, agents, employees, legatees, representatives, successors or assigns, all such liability, if any, being expressly waived and released by Tenant.
24. COUNTERPARTS. This Lease may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Lease.
*****
[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO LEASE AGREEMENT
     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease the day and year first above written.

LANDLORD:		TENANT:

HITACHI, LTD.		OPNEXT JAPAN, INC.

By:	/s/ Eiji Aoki	By:	/s/ Junsuke Kusanagi

	Eiji Aoki		Junsuke Kusanagi
	Managing Officer & Administrative Officer		President
President, Telecommunication Systems
Division

EXHIBIT A
Operating Standards
1.	Tenants and their guests will conduct themselves in a businesslike manner; proper attire will be worn at all times; and the noise level will be kept to a level so as not to interfere with or annoy other Tenants.
2.	Tenant will not affix anything to the walls of the Premises without the prior written consent of the Landlord, which shall not be unreasonably withheld.
3.	Tenant will not prop open any corridor doors, exit doors or doors connecting corridors during or after business hours.
4.	Tenants using public areas may only do so with the consent of the Landlord, and those areas must be kept neat and attractive at all times.
5.	Tenant will not conduct any activity within the Premises or Building, which in the reasonable judgment of the Landlord will create excessive traffic or is inappropriate to the executive office suite environment.
6.	No corridor, hall, elevator or stairway shall be obstructed by Tenant or used for any purpose other than normal egress and ingress.
7.	No advertisement, identifying signs or other notices shall be inscribed, painted or affixed on any part of the corridors, doors, or public areas.
8.	Without Landlord’s specific prior written permission, Tenant is not permitted to place “mass market,” direct mail or advertising (i.e. newspaper, classified advertisements, billboards) using Landlord’s assigned telephone number or take any such action that would generate excessive incoming calls.
9.	Immediately following Tenant’s use of conference room space and/or audio/visual equipment, Tenant shall clean up and return the space and equipment to the state and condition it was in prior to Tenant’s use. If not, Landlord may charge Tenant for any other expenses required to restore the conference space and/or equipment to its original condition.
10.	Landlord must be notified in writing if Tenant desires to utilize the conference room or other common areas of the Building during evening or weekend hours. Landlord may deny the Tenant access if the desired usage is inappropriate or may disrupt normal operations.
11.	Except in connection with Tenant’s permitted use, Tenant shall not, without Landlord’s written consent, store or operate any heating equipment, stove, do any cooking, or use or allow to be used on the Premises oil, burning fluids, gasoline, kerosene for heating, warming or lighting. No article deemed extra hazardous on account of fire or any explosives shall be brought into said Premises or Building. No offensive gases, odors on liquids shall be permitted.
12.	Tenant will bring no animals into the Premises or Building except for those assisting disabled individuals.

A-1

13.	Tenant shall not remove furniture, fixtures or decorative material from offices or common areas without the written consent of Landlord.
14.	Tenant shall not make any additional copies of any Landlord issued keys. All keys and security cards are the property of Landlord and must be returned upon request or by the close of the business on the expiration or sooner termination of the Lease term. Any lost or unreturned keys or cards are the sole responsibility of Tenant.
15.	Tenant shall comply with all governmental regulations and ordinances concerning smoking in the Building, including the Premises.
16. Landlord reserves the right to modify parking arrangements.
17.	Tenant shall cooperate and be courteous with all other occupants of the Building and Landlord’s staff and personnel.
18.	Landlord reserves the right to make such other reasonable rules and regulations as in its reasonable judgment may from time to time be needed for the safety, care, appropriate operation and cleanliness of the Building and/or Premises.

A-2

EXHIBIT B
Rent Formula
I. Rent for Initial Term = 5,000,000 Yen per month calculated as follows:
1.	K Factory = 486 Yen/m2

2.	D Factory = 402 Yen/m2

3.	Telecommunications Design Center = 1,043 Yen/m2
     Total Rent = 5,027,718 Yen
Such initial Term Rent for the Premises is further discounted (“Discount”) by 27,718 Yen. Such Discount shall only apply to the total current space of 9,227 m2 and shall be applicable to all such terms of this Lease.
Notwithstanding the foregoing, the Rent shall be reviewed annually for the current floor space as well as any expansion options and subject to annual adjustments based on the following variables (“Variables”) set forth below:
II. The Variables of the Rent are set forth as follows:
1.	Fixed Asset Tax of Building1 = Fair Market Value of Building multiplied by OpNext Japan Occupancy Rate multiplied by the current tax multiplied by 1/12. As used herein, the terms “OpNext Japan Occupancy Rate” shall mean the total floor space occupied by Tenant divided by the total floor space of the Building.

2.	Interest = Book value of the Building multiplied by OpNext Japan Occupancy Rate multiplied by the current Interest rate multiplied by 1/12.

3.	Minimum Legal Rent2 = Fair Market Value of Land per square meter divided by the number of stories of the Building multiplied by the total floor space occupied by Tenant in the Building multiplied by current Minimum Legal Rent rate multiplied by 1/12.

4.	See Section VII below for further explanation of the Change in Variables of Rent.

1	As used herein, the terms Fair Market Value of Land and Fair Market Value of the Building shall be defined as the value appraised by municipalities and other governmental authorities.

2	As used herein, the term Minimum Legal Rent shall mean pursuant to the Corporate Tax Law of Japan, the minimum charge a Landlord must charge the Tenant based on a percentage of the Fair Market Value of the square meter of floor space. Currently, that percentage is six percent (6%). For example, since the Buildings are several stories high, to obtain the Fair Market Value of each square meter, such Fair Market Value per square meter is divided by the number of stories that exist above the Land. See Section V. below for further explanation.

III. Current Fixed Asset Tax for Building:
1.	K Factory = 1,030,601,922 Yen x 2,235 m2/51,327 m2 x 1.7% x 1/12 = 64 K Yen

2.	D Factory = 489,666,947 Yen x 5,228 m2/35,060 m2 x 1.7% x 1/12 = 103 K Yen

3.	TDC = 4,440,615,378 Yen x 1,764 m2/31,431 m2 x 1.7% x 1/12 = 353 K Yen
IV. Current Interest:
1.	K Factory = 1,649,161,081 Yen x 2,235 m2/51,327 m2 x 2.1% x 1/12 = 126 K Yen

2.	D Factory = 555,718,503 Yen x 5,228 m2/35,060 m2 x 2.1% x 1/12 = 145 K Yen

2.	TDC = 4,193,818,231 Yen x 1,764 m2/31,431 m2 x 2.1% x 1/12 = 412 K Yen
V. Current Minimum Legal Rent:
1.	K Factory = (a) 135,000 Yen/3 stories x 1,964 m2 x 6% x 1/12 (2 buildings in K Factory) +

(b) 135,000 Yen/2 stories x 271 m2 x 6% x 1/12 = 533 K Yen

2.	D Factory = 150,000 Yen/3 stories x 5,228 m2 x 6% x 1/12 = 1,307 K Yen

3.	TDC = 150,000 Yen/ 7 stories x 1,764 m2 x 6% x 1/12 = 189 K Yen
VI. Monthly Rent for Expansion Space subject to the Variables as stated above:
1.	D Factory = 402 Yen/m2

2.	K Factory = 486 Yen/m2

3.	TDC = 1,043 Yen/m

VII. Further explanation of Change in Variables of Rent:

Interest		Book Value of	OpNext Floor	Total Floor	Interest	Total Interest
		Building (Yen)	Space (m2)	Space (m2)	rate	(K Yen)
K Factory	up to '00/3	1,649,161,081	2,235	51,327	2.1%	126
	'01/4 to '02/3	1,611,989,175	2,235	51,327	2.1%	123
D Factory	up to '00/3	555,718,503	5,228	35,060	2.1%	145
	'01/4 to '02/3	495,317,181	5,228	35,060	2.1%	129
TDC	up to '00/3	4,193,818,231	1,764	31,431	2.1%	412
	'01/4 to '02/3	4,095,674,767	1,764	31,431	2.1%	402
Total	up to '00/3					683
	'01/4 to '02/3					654
					Balance	(29)

Rent (Yen per month)
Rent	up to '00/3	5,000,000
	'01/4 to '02/3	4,971,000

Monthly Rent for Expansion Space (Yen per square meter)
	up to '00/3	'01/4 to '02/3
K Factory	486	485
D Factory	402	399
TDC	1043	1,038

EXHIBIT C
Expansion Space
Space Expansion of D Factorv (Modules)

Parameter	symbol	Application Time of Expansion Space
		Current	(β)	(γ)	(δ)	(ε)
Assembly Space	A	50	50	71	90	102
		3,200	3,200	4,544	5,760	6,528
Conference Rooms	B	2	2	2	2	2
		128	128	128	128	128
Resting Space	C	2	2	2	2	2
		128	128	128	128	128
Office of Manufacture Center	D	3	3	3	3	3
		192	192	192	192	192
Office of QA Center	E	3	5	5	5	5
		192	320	320	320	320
Testing Room for QA	F	4.7	4.7	4.7	4.7	4.7
		300	300	300	300	300
Raw Material Stockroom	G	6	6	6	6	6
		384	384	384	384	384
Small Parts Stockroom	H	2	2	2	2	2
		128	128	128	128	128
Space of JIT members	I	2	2	2	2	2
		128	128	128	128	128
Laboratory Room	J	6	6	6	6	6
		384	384	384	384	384
Stockroom for Miscellaneous	K	0	8	8	8	8
		0	512	512	512	512
Office of Production Enginee	L	0	2	2	2	2
		0	128	128	128	128
Dressing Room	M	1	1	1	1	1
		64	64	64	64	64
Total	—	82	94	115	134	146
		5,228	5,996	7,340	8,556	9,324

C-1

EXHIBIT D
Form of Landlord Notice of Annual Rent Adjustment
[Hitachi Letterhead]
OpNext Japan, Inc.
216 Totsuka-cho, Totsuka-ku
Yokohama-shi
244-8567, Japan
Attention: Harry L. Bosco
Dear Mr. Bosco:
     Reference is hereby made to that certain lease agreement dated May 31, 2001 (hereinafter referred to as the “Lease”) between HITACHI, LTD., a corporation existing under the laws of Japan, as Landlord and OPNEXT JAPAN INC., a corporation existing under the laws of Japan, as Tenant. Capitalized terms used in this letter shall the meanings assigned to such terms in the Lease.
     Pursuant to Section 2 and Exhibit B of such Lease, the Rent shall be adjusted to the following amount:                                          Yen effective as of                                         (insert date). Such Rent shall be due and payable pursuant to the terms of the Lease.

Very truly,

Hitachi, Ltd.

By:

Its:	Chief Executive Officer of Telecommunication
and Information Infrastructure System

FIRST AMENDMENT TO THE LEASE AGREEMENT
     THIS FIRST AMENDMENT TO THE LEASE AGREEMENT (this “Amendment”) made as of this 31st day of July 2001 between HITACHI, LTD., a corporation existing under the laws of Japan (hereinafter referred to as “Landlord”) and OPNEXT JAPAN INC., a corporation existing under the laws of Japan (hereinafter referred to as “Tenant”).
R E C I T A L S
     Landlord and Tenant have executed that certain lease dated as of the 31st day of July 2001 (the “Lease”), but effective as of the 1st day of February, 2001 (“Effective Date”) for the premises located in three separate locations: (i) the mezzanine and first floor of the D Factory (“D Factory”) of approximately 5,228 m2; (ii) the first and third floors of the K Factory (“K Factory”) of approximately 2,235 m2; and (iii) the fifth floor of the Telecommunication Design Center (“TDC”) of approximately 1,764 m2, (collectively referred to as “Premises” or “Building”) for a total of 9,227 m2 of rentable area. Such Premises is located at 216 Totsuka-cho, Totsuka-ku, Yokohama-shi, Kanagawa 244-8567-Japan (hereinafter referred to, together with all present and future easements, additions, improvements and other rights appurtenant thereto, as the “Land”), as more particularly set forth in the Lease.
     A. Pursuant to Section 14 of the Lease, Tenant desires to lease three (3) additional portions of the Building containing approximately 1152 m2 on the first floor; (“Portion A”); approximately 320 m2 on the first floor and approximately 64 m2 on the third floor (collectively, “Portion B”); and approximately 128 m2 on the first floor (“Portion C”), collectively totaling approximately 1,664 m2 of rentable area (collectively, the “Expansion Space”), which Expansion Space is located in the D Factory and is depicted on Exhibit A attached hereto and by this reference made a part hereof. Portion A, Portion B and Portion C are sometimes each individually referred to herein as a “Portion” and collectively referred to herein as “Portions.” Landlord is agreeable thereto on terms and conditions hereinafter set forth.
     B. Landlord and Tenant desire to amend the Lease by, among other things, adding the Expansion Space to the Premises, as more particularly hereinafter provided.
     NOW, THEREFORE, in consideration of the mutual promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:
          1. Expansion Space Commencement Date.
(a) Landlord delivered possession of Portion A to Tenant on May 2, 2001.
(b) Landlord delivered possession Portion B to Tenant on July 9, 2001.
(c) Landlord will deliver Portion C to Tenant on August 20, 2001 free and clear of any occupancies by other tenants.
     Tenant’s possession of each Portion shall be subject to all of the terms and conditions of the

Lease upon delivery thereof to Tenant, provided that the Base Rent with respect to each Portion shall commence on the day Landlord delivered or delivers possession of such Portion to Tenant. Upon the commencement of the Lease with respect to any Portion, such Portion shall be added to the Premises upon all of the terms and conditions of the Lease as modified herein. Upon any Portion(s) being added to the Premises, the Base Rent shall be increased to reflect the additional number of square meters in the Premises as a consequence of such Portion(s) being added to the Premises.
     2. Base Rent. In accordance with Paragraph 1(a) above, commencing on the Expansion Space commencement date with respect to each Portion added to the Premises, the Base Rent and monthly installments thereof shall be payable as follows:

Annual Base Rent
per Rentable Square
	Meter of Expansion		Monthly Installments
Period	Space	Annual Base Rent	of Base Rent
May 1, 2001	399 Yen/m2	64,989,852 Yen	5,415,821 Yen
June 1, 2001	399 Yen/m2	65,167,776 Yen	5,430,648 Yen
July 1, 2001	399 Yen/m2	66,531,888 Yen	5,544,324 Yen
August 1, 2001	399 Yen/m2	67,243,608 Yen	5,603,634 Yen
     The amounts set forth as “Annual Base Rent” and “Monthly Installments of Base Rent” directly above are based upon the Formula as defined in Section 2 of the Lease and are subject to the Variables pursuant to Exhibit B of the Lease.
     3. Mutual Incorporation. All negotiations, considerations, representations and understandings between Landlord and Tenant are incorporated herein and may be modified or altered only by agreement, in writing, between Landlord and Tenant. No modifications, termination, or surrender of this Amendment or surrender of the Premises or any part thereof or of any interest therein by Tenant shall be valid or effective unless agreed to and accepted, in writing, by the Landlord and no act by any representative or agent of the Landlord other than delivery of such written agreement and acceptance by the Landlord shall constitute acceptance thereof. Any prior negotiations or intentions of the parties, unless specifically incorporated herein, are deemed null and void.
     4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same Amendment.
     5. Miscellaneous. Except as modified herein, the Lease and all of the terms and provisions thereof is hereby ratified and shall remain unmodified and in full force and effect as originally written. All terms used herein but not defined herein which are defined in the Lease shall have the same meaning for purposes hereof as they do for the purposes of the Lease.
*****
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment the day and year first above written.

LANDLORD:		TENANT:

HITACHI, LTD.		OPNEXT JAPAN, INC.

By:	/s/ Eiji Aoki	By:	/s/ Junsuke Kusanagi

	Eiji Aoki		Junsuke Kusanagi
	Managing Officer & Administrative Officer		President
President, Telecommunication Systems Division

EXHIBIT A
THE EXPANSION SPACE
[See Attached]

Space Expansion of D Factory (1F) (

M2F
M2F
M.C
elev.
1F
reduced - size
M2F
:Until
.Expanded: '01.5.2 (1152 m2)
.Expanded: '01.7.9 (320 m2)
.Expanded: '01.8.20 (128 m2)

A-1

(English Translation)
MEMORANDUM OF UNDERSTANDING
     A memorandum of understanding is hereby entered into as set forth below by and between Hitachi Communication Technologies, Ltd. Career Network Division (hereinafter referred to as the “Landlord”) and Opnext Japan, Inc. (hereinafter referred to as the “Tenant”) to revise as follows, effective April 1, 2006, the stipulations of Article 1 (Leased Area) and Article 4 (Rent) which are provided for in the Lease Agreement (Exhibit B to the Outsourcing Agreement; hereinafter referred to as the “Original Agreement”) that was entered into by and between the Landlord and the Tenant dated July 31, 2001.
NOTE

(Leased Area)
Article 1	The Landlord shall lease to the Tenant, and the Tenant shall lease from the Landlord a property which is owned by the Landlord and is described below.
Indication of the Property:
	Address:	216 Totsuka-chō, Totsuka-ku, Yokohama-shi, which is located on the premises of Hitachi Communication Technologies, Ltd. Totsuka Office
	Location:	(Refer to the drawing attached hereto for further details.)

A portion of the office space in a new building:	1,740.00 m2
A portion of Plant D:	6,840.00 m2
A portion of Plant K:	1,908.00 m2
Total	10,488.00 m2 à A separate agreement entered into for 49 m2 included in the leased portion of Plant K.

(Rent)
Article 4	(1)	Rent shall be paid on a monthly basis in the amount of 5,460,660 yen.
The foregoing notwithstanding, the Tenant shall pay the amount of 5,733,693 yen for each month which includes the monthly amount of consumption tax, etc. of 273,033 yen.
	(2)	The rent provided for in the preceding item shall be payable to the Landlord at the end of each month.
IN WITNESS WHEREOF, the parties hereto have executed the present agreement in duplicate, with each of the Landlord and the Tenant retaining one original.

March 31, 2006
	Landlord:	Hitachi Communication Technologies, Ltd.
Career Network Division
216 Totsuka-chō, Totsuka-ku, Yokohama-shi
Yoshihiko Miyano, General Manager of the Career Network Division
[seal: Hitachi Communication Technologies, Ltd. Career Network Division / Seal of
the General Manager]

	Tenant:	Opnext Japan, Inc.
216 Totsuka-chō, Totsuka-ku, Yokohama-shi
Kei Oki, Representative Director

Statement of Rent for the New Building, Plant D, and Plant K
1. Tenant: Opnext Japan, Inc.
2. Term of the Lease: Beginning April 1, 2006
3. Basis for the Computation of the Rent (monthly amount)
(1) Rent for Buildings

New building:	Unit value per month (1,038 yen/m2)	×	Leased Area (1,740.00 m2)	=	1,806,120 yen
Building D:	Unit value per month ( 399 yen/m2)	×	Leased Area (6,840.00 m2)	=	2,729,160 yen
Building K:	Unit value per month ( 485 yen/m2)	×	Leased Area (1,908.00 m2)	=	925,380 yen
			Rent subtotal	=	5,460,660 yen

			Consumption taxes	=	273,033 yen
	Total leased area: 10,488 m2		Total rent	=	5,733,693 yen

(English Translation)
MEMORANDUM OF UNDERSTANDING
     A memorandum of understanding is hereby entered into as set forth below by and between Hitachi Communication Technologies, Ltd. Career Network Division (hereinafter referred to as the “Landlord”) and Opnext Japan, Inc. (hereinafter referred to as the “Tenant”) to revise as follows, effective October 1, 2006, the stipulation of Article 1 (Term) which is provided for in the Lease Agreement (Exhibit B to the Outsourcing Agreement; hereinafter referred to as the “Original Agreement”) that was entered into by and between the Landlord and the Tenant dated July 31, 2001.
NOTE

(Term of the Lease)
Article 1	The term of the lease of the property, etc. shall be the five-year period which commences on October 1, 2006 and ends on September 30, 2011, provided, however, that the present agreement shall be automatically renewed for a further one-year period from the day immediately after the expiration of the term of the lease unless either the Landlord or the Tenant declares its intent to not renew the present agreement not later than one month prior to the expiration of the said term. Thereafter, the present agreement shall be renewed for successive periods of one year in the same manner.

September 29, 2006

	Landlord:	Hitachi Communication Technologies, Ltd. Career Network Division 216 Totsuka-chō, Totsuka-ku, Yokohama-shi
Yoshihiko Miyano, General Manager of the Career Network Division
[seal: Hitachi Communication Technologies, Ltd. Career Network Division / Seal of the General Manager]

	Tenant:	Opnext Japan, Inc.
216 Totsuka-chō, Totsuka-ku, Yokohama-shi
Kei Oki, Representative Director